EXHIBIT 21.1

SUBSIDIARIES OF MERCURY INTERACTIVE CORPORATION

SUBSIDIARY LEGAL NAME	JURISDICTION OF INCORPORATION
Mercury Interactive Austria GesmbH	Austria
Mercury Interactive Brasil Limitada	Brazil
Mercury Interactive Canada, Inc.	Canada
Mercury Interactive A/S	Denmark
Mercury Interactive Oy	Finland
Mercury Interactive (Hong Kong) Limited	Hong Kong
Mercury Interactive (Israel) Limited	Israel
Mercury Interactive (Australia) Pty Ltd. (1)	Australia
Mercury Interactive Srl (2)	Italy
Mercury Interactive Japan K.K.	Japan
Mercury Interactive (Korea) Co. Ltd.	Korea
Mercury Interactive B.V.	Netherlands
Mercury Interactive (Luxembourg) S.A.	Luxembourg
Mercury Interactive (Europe) B.V. (Holding Company – Not operating)	Netherlands
Mercury Interactive France S.A.S.	France
Mercury Interactive Germany GmbH	Germany
Mercury Interactive (UK) Limited	United Kingdom
Mercury Interactive (Singapore) Pte Ltd.	Singapore
Mercury Interactive Sales and Service India Private Limited (3)	India
Mercury Interactive SA (Pty) Ltd.	South Africa
Mercury Interactive S.L. Unipersonal	Spain
Mercury Interactive Nordic AB	Sweden
Mercury Interactive (Switzerland) GmbH	Switzerland
Mercury Interactive Freshwater, Inc.	California
Performant, Inc.	Delaware
Kanga Acquisition LLC	Delaware

(1)	50% interest owned by Mercury Interactive Corporation and 50% interest owned by Mercury Interactive (Israel) Limited
(2)	95% interest owned by Mercury Interactive Corporation and 5% interest owned by Mercury Interactive B.V.
(3)	99% interest owned by Mercury Interactive Corporation and 1% interest owned by Mercury Interactive (Singapore) Pte Ltd.